Exhibit 99.1

Furniture Brands International, Inc.
1 North Brentwood Blvd.
St. Louis, Missouri 63105

For Further Information Call
Rick Isaak
Furniture Brands
VP, Controller, Treasurer & Investor
Relations
314-862-7117
or
Farah Soi
ICR
203-682-8200

FURNITURE BRANDS INTERNATIONAL REPORTS
FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

St. Louis, Missouri, February 13, 2013 -- Furniture Brands International (NYSE: FBN) today announced financial results for the fourth quarter and full year ended December 29, 2012.

•	Net sales of $264.0 million, an increase of 3.3% as compared to the fourth quarter of 2011

•	Gross margin of 20.7% as compared to 23.0% in the fourth quarter of 2011

•	SG&A of $70.9 million as compared to $71.8 million in the fourth quarter of 2011

Mr. Ralph Scozzafava, Chairman and CEO stated, “Fourth quarter sales increased 3%, however much work remains to be done in order to make progress driving profitable sales growth. In 2012 we ramped up production in our Mexico and Indonesia facilities and started our Broyhill casegoods mixing program, all of which will enable us to reduce our costs and participate more in the high-volume, lower-price point segments of the market. We also increased our mix of transitional and updated product to broaden our style appeal, and we improved service to our dealers with our Broyhill casegoods mixing program and Lane and Broyhill quickship programs.”

Mr. Scozzafava added, “Looking forward, our focus in 2013 continues to be on generating free cash flow, and to that end we will intensify our efforts to drive profitable sales growth through product, pricing and dealer service initiatives. We will also remain focused on manufacturing efficiencies as well as on reducing costs and improving working capital.”

For the fourth quarter ended December 29, 2012:

Net sales were $264.0 million compared to $255.5 million for the three months ended December 31, 2011, an increase of $8.5 million, or 3.3%. Fourth quarter 2012 retail sales at the 48 Thomasville company-owned stores totaled $27.5 million compared with sales of $26.0 million at 48 Thomasville company-owned stores in the prior year period. Fourth quarter same-store sales at the 45 Thomasville stores that the company has owned for more than 15 months were up 4.8% compared to the fourth quarter of 2011 when same-store sales decreased by 4.0%.

Gross profit was $54.6 million and included $1.0 million in charges related to cost reduction activities, resulting in a gross margin of 20.7%. Gross profit for the fourth quarter of 2011 was $58.8 million and gross margin was 23.0%. Excluding these charges, the decrease in fourth quarter 2012 gross margin when compared to the year ago period was primarily due to increased discounts, including the additional clearance of older inventory and product that is being replaced.

Selling, general and administrative expenses (SG&A) for the fourth quarter of 2012 totaled $70.9 million and included $2.8 million in charges related to cost reduction activities. SG&A expenses for the fourth quarter of 2011 totaled $71.8 million. Excluding these charges, the decrease in SG&A was primarily due to lower expenses resulting from prior cost reduction activities and favorable legal settlements.

The Company had an operating loss of $23.9 million as compared to an operating loss of $10.2 million in the prior year quarter. The current quarter operating loss includes $11.3 million of charges, which consist of the aforementioned $3.8 million of cost reduction charges as well as $7.5 of impairment charges, comprised of $6.1 million related to assets held for sale and $1.4 million related to trade names. The prior year operating loss includes a $3.0 million gain on idle facility sales partially offset by $0.2 million in impairment related to assets held for sale, both of which are recorded in Impairments of assets, net of recoveries.

Interest expense was $2.3 million as compared to $1.0 million in the prior year period. The increase in interest expense was primarily due to the increased interest rate on higher debt and closing cost amortization related to the previously announced debt refinancing in September 2012.

Net loss for the fourth quarter of 2012 was $22.9 million, or $0.41 per diluted share, which includes a $10.8 million after-tax charge from the aforementioned items, partially offset by the reversal of a $2.4 million valuation allowance on our tax assets, which was recorded in Income tax benefit. This compares to a net loss of $9.5 million, or $0.17 per diluted share, in the fourth quarter of 2011, which includes a $2.8 million after-tax gain from the aforementioned items.

For the year ended December 29, 2012:

Total revenue for the year decreased 3.2% to $1.07 billion from $1.11 billion in 2011. Thomasville sales at the 48 company-owned Thomasville stores were $105.5 million compared to $108.5 million in 2011 and comparable store sales for the 45 stores the company has owned for more than 15 months decreased 2.1% compared to 2011 when same-store sales increased by 6.3%.

Gross profit for the year was $244.3 million, or 22.8% of sales, compared to $267.3 million, or 24.1% of sales, in 2011. Gross profit for 2012 includes $1.9 million in charges from inventory write-downs related to product rationalization and $1.0 million in cost reduction charges. Gross profit for 2011 includes $2.8 million in charges associated with cost reduction initiatives.

SG&A for the year was $279.7 million compared to $305.5 million in 2011. SG&A for 2012 includes $3.8 million of cost reduction charges and $3.4 million of environmental charges, while 2011 includes $4.7 million in charges related to cost reduction activities and $0.5 million of environmental charges.

Operating loss for 2012 was $44.1 million and includes the aforementioned $10.1 million of charges as well as $8.7 million of impairment charges. Operating loss for 2011 was $44.5 million and includes the aforementioned $8.0 million of charges as well as $6.4 million of impairment charges.

Net loss was $47.3 million, or $0.86 per diluted share, which includes an $18.3 million after-tax charge from the aforementioned items, partially offset by the reversal of a $2.4 million valuation allowance on our tax assets, compared to a net loss of $43.8 million, or $0.80 per diluted share, in 2011, which includes an $10.9 million after-tax charge from the aforementioned items.

The Company ended the year with a cash balance of $11.9 million and a debt balance of $105.0 million.

Outlook for 2013:

Item	2012 Actual	2013 Estimate
Capital Expenditures	$7.6 million	$18 to $21 million
Depreciation and Amortization	$18.9 million	$17 to $19 million
Pension Contribution	$8.4 million	$6 to $6.5 million

Upcoming Investor Event
A conference call will be held to discuss fourth quarter results at 7:30 a.m. (Central Time) on February 13, 2013. Those wishing to participate should call 1-800-573-4752 (domestic calls) or 617-224-4324 (international calls) and reference passcode 17346293. The call can also be accessed in the Upcoming Investor Events section of the company's website at furniturebrands.com under “Investor Info”. Access to the call and the release will be archived for one year.

For those unable to attend the conference call, it will be available via taped replay through 11:00 p.m. (Central Time) on February 20, 2013. That replay can be accessed by dialing 888-286-8010 (617-801-6888 for international calls) and entering passcode 68228806.

About Furniture Brands

Furniture Brands International, Inc. (NYSE:FBN) is a world leader in designing, manufacturing, sourcing and retailing home furnishings. Furniture Brands markets products through a wide range of channels, including its own Thomasville retail stores and through interior designers, multi-line, independent retailers and mass merchant stores.  Furniture Brands' portfolio includes some of the best known and most respected brands in the furniture industry, including Thomasville, Broyhill, Lane, Drexel Heritage, Henredon, Pearson, Hickory Chair, Lane Venture, Maitland-Smith, La Barge, and Creative Interiors.  To learn more about the company, visit: furniturebrands.com.

Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, or plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,” “believe,” “positioned, ” “estimate,” “project,” “target,” “continue,” “intend,” “expect,” “future,” “anticipates,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011, and in our other subsequent public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; changes in our pension funding obligations; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution realignments; manufacturing realignments and cost savings programs; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; loss of key personnel; impairment of intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources or our inability to secure additional financing to meet our operating and capital needs; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

FURNITURE BRANDS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net sales	$263,953	$255,537	$1,072,324	$1,107,664
Cost of sales	209,349	196,735	828,030	840,357
Gross profit	54,604	58,802	244,294	267,307
Selling, general, and administrative expenses	70,935	71,793	279,660	305,499
Impairment of assets, net of recoveries	7,536	(2,788)	8,709	6,355
Operating loss	(23,867)	(10,203)	(44,075)	(44,547)
Interest expense	2,293	991	5,681	3,573
Other income, net	372	648	713	1,567
Loss before income tax benefit	(25,788)	(10,546)	(49,043)	(46,553)
Income tax benefit	(2,891)	(1,050)	(1,774)	(2,803)
Net loss	$(22,897)	$(9,496)	$(47,269)	$(43,750)
Net loss per common share:
Basic and diluted	$(0.41)	$(0.17)	$(0.86)	$(0.80)
Weighted average common shares outstanding:
Basic and diluted:	55,241	55,009	55,156	54,935

FURNITURE BRANDS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 29, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$11,869	$25,387
Receivables, less allowances of $11,615 ($10,413 at December 31, 2011)	125,739	107,974
Inventories	244,333	228,155
Prepaid expenses and other current assets	11,287	9,490
Total current assets	393,228	371,006
Property, plant, and equipment, net	103,403	115,803
Trade names	76,105	77,508
Other assets	45,705	50,179
	$618,441	$614,496
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$113,590	$85,603
Accrued expenses	58,741	53,551
Total current liabilities	172,331	139,154

Long-term debt	105,000	77,000
Deferred income taxes	18,002	19,330
Pension liability	213,295	185,991
Other long-term liabilities	55,015	60,740
Shareholders’ equity	54,798	132,281
	$618,441	$614,496

FURNITURE BRANDS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Twelve Months Ended
	December 29, 2012	December 31, 2011
Cash flows from operating activities:
Net loss	$(47,269)	$(43,750)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	18,944	21,893
Compensation expense related to stock option grants and restricted stock awards	2,230	2,548
Impairment of assets	8,709	9,830
Loss/(gain) on the sale of assets	228	(3,940)
Other, net	602	(1,078)
Changes in operating assets and liabilities:
Accounts receivable	(18,245)	5,852
Income taxes receivable	480	708
Inventories	(16,178)	21,536
Prepaid expenses and other assets	(865)	1,566
Accounts payable and accrued expenses	33,804	(3,096)
Deferred income taxes	(1,956)	(2,602)
Other long-term liabilities	(9,782)	(15,694)
Net cash used by operating activities	(29,298)	(6,227)
Cash flows from investing activities:
Additions to property, plant, equipment and software	(7,600)	(27,507)
Proceeds from the disposal of assets	3,781	9,517
Net cash used in investing activities	(3,819)	(17,990)
Cash flows from financing activities:
Payments of long-term debt	(77,000)	—
Payments for debt issuance costs	(8,498)	(2,458)
Proceeds form the issuance of term loan debt	50,000	—
Proceeds from the issuance of long-term debt	55,000	—
Other	97	98
Net cash provided (used) by financing activities	19,599	(2,360)
Net decrease in cash and cash equivalents	(13,518)	(26,577)
Cash and cash equivalents at beginning of period	25,387	51,964
Cash and cash equivalents at end of period	$11,869	$25,387
Supplemental disclosure:
Cash refunds for income taxes, net	$151	$706
Cash payments for interest expense	$4,082	$3,022

FURNITURE BRANDS INTERNATIONAL, INC.
SUPPLEMENTAL RETAIL INFORMATION
(dollars in thousands)
(unaudited)

	Thomasville Stores (a)		All Other Retail Locations (b)
	Three Months Ended		Three Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net sales	$27,476	$26,028	$8,339	$8,574
Cost of sales	16,308	14,775	5,203	5,653
Gross profit	11,168	11,253	3,136	2,921
Selling, general and administrative expenses — open stores	15,404	15,345	4,172	3,843
Operating loss — open stores (c)	(4,236)	(4,092)	(1,036)	(922)
Selling, general and administrative expenses — closed stores (d)	—	—	1,061	2,268
Operating loss - retail operations (c)	$(4,236)	$(4,092)	$(2,097)	$(3,190)

Number of open stores and showrooms at end of period	48	48	16	16
Number of closed locations at end of period	—	—	20	23

Same-store-sales (e):
Percentage increase/(decrease)	5%	(4)%	(f)	(f)
Number of stores	45	44

	Thomasville Stores (a)		All Other Retail Locations (b)
	Twelve Months Ended		Twelve Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net sales	$105,457	$108,548	$33,705	$37,395
Cost of sales	61,651	63,158	21,382	24,277
Gross profit	43,806	45,390	12,323	13,118
Selling, general and administrative expenses — open stores	60,136	62,600	16,263	18,344
Operating loss — open stores (c)	(16,330)	(17,210)	(3,940)	(5,226)
Selling, general and administrative expenses — closed stores (d)	—	—	3,003	7,364
Operating loss - retail operations (c)	$(16,330)	$(17,210)	$(6,943)	$(12,590)

Same-store-sales (e):
Percentage increase/(decrease)	(2)%	6%	(f)	(f)
Number of stores	45	48

a)	This supplemental data includes company-owned Thomasville retail store locations that were open during the period.

b)	This supplemental data includes all company-owned retail locations other than open Thomasville stores (“all other retail locations”).

c)	Operating loss does not include our wholesale profit on the above retail net sales.

d)	SG&A - closed stores includes occupancy costs, lease termination costs, and costs associated with closed store lease liabilities.

e)
The Thomasville same-store sales percentage is based on sales from stores that have been in operation and company-owned for at least 15 months, including any stores that had been opened for at least 15 months but were closed during the period.

f)
Same-store-sales information is not meaningful and is not presented for all other retail locations because results include retail store locations of multiple brands, including six Drexel Heritage stores, one Henredon store, one Broyhill store, and eight Designer Showrooms at December 29, 2012; and it is not one of our long-term strategic initiatives to grow non-Thomasville brand company-owned retail locations.